Exhibit 7.1

Shareholder Presentation January 2015 Fixed Income Financials Equity Commodity Trading Systems Data & Analytics 1

Forward Looking Statements Certain matters discussed in this presentation contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to (i) plans, objectives, expectations and intentions; (ii) other statements contained in this communication that are not historical facts; and (iii) other statements identified by words such as “anticipate,” “believe,” “estimate,” “may,” “might,” “intend,” “expect” and similar expressions. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of GFI Group Inc. (“GFI Group”) and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements involving GFI Group and CME Group Inc. (“CME”); the inability to complete the proposed merger involving GFI Group and CME due to the failure to obtain the required stockholder approval; the inability to satisfy the other conditions to the closing of the proposed merger involving GFI Group and CME or the tender offer by BGC Partners, Inc. and BGC Partners, L.P. (together, “BGC”), including without limitation the receipt of necessary governmental or regulatory approvals required to complete either transaction; the risk that either transaction disrupts current plans and operations and/or increases operating costs and the potential difficulties in customer loss and employee retention as a result of the announcement and consummation of either transaction; the outcome of any legal proceedings that may be instituted against GFI Group, CME, BGC or others following announcement of either transaction; economic, political and market factors affecting trading volumes; securities prices or demand for GFI Group’s brokerage services; competition from current and new competitors; GFI Group’s ability to attract and retain key personnel, including highly-qualified brokerage personnel; GFI Group’s ability to identify and develop new products and markets; changes in laws and regulations governing GFI Group’s business and operations or permissible activities; GFI Group’s ability to manage its international operations; financial difficulties experienced by GFI Group’s customers or key participants in the markets in which GFI Group focuses its services; GFI Group’s ability to keep up with technological changes; and uncertainties relating to litigation and GFI Group’s ability to assess and integrate acquisition prospects. Further information about factors that could affect the financial and other results of GFI Group is included in its filings with the SEC. GFI Group undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. 2

Disclaimers Important Information for Investors and Stockholders In connection with the proposed transaction between GFI Group and CME, on December 24, 2014, the SEC declared effective CME’s registration statement on Form S-4 that included a definitive proxy statement of GFI Group that also constituted a definitive prospectus of CME. On December 24, 2014, GFI Group commenced mailing the definitive proxy statement/prospectus to stockholders of GFI Group. INVESTORS AND SECURITY HOLDERS OF GFI GROUP ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT/PROSPECTUS (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS FILED WITH THE SEC, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain free copies of the registration statement and the definitive proxy statement/prospectus and other documents filed with the SEC by CME and GFI Group through the website maintained by the SEC at http://www.sec.gov or at the SEC public reference room at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at (800) 732-0330 or visit the SEC’s website for further information on its public reference room. Copies of the documents filed with the SEC by GFI Group are available free of charge on GFI Group’s website at http://www.gfigroup.com or by contacting GFI Group’s Investor Relations Department at (212) 968-4167. Copies of the documents filed with the SEC by CME will be available free of charge on CME’s website at http://www.cmegroup.com or by contacting CME’s Investor Relations Department at (312) 930-8491. Participants in the Solicitation for the Proposed Merger Between GFI Group and CME GFI Group and its directors, executive officers and certain of its employees may be considered participants in the solicitation of proxies in connection with the proposed transactions involving GFI Group and CME. Investors and security holders may obtain more detailed information regarding the names, affiliates and interests of GFI Group’s directors and executive officers by reading GFI Group’s Annual Report on Form 10-K for the year ended December 31, 2013, which was filed with the SEC on March 13, 2014, its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on April 22, 2014, and its Current Report on Form 8-K filed with the SEC on July 25, 2014. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, is or will be contained in the proxy statement/prospectus and other relevant materials filed with the SEC. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to appropriate registration or qualification under the securities laws of such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. 3

Fixed Income Financials Equity Commodity Trading Systems Data & Analytics Transaction Overview

CME's Offer Maximizes Value for GFI Shareholders Executive Summary • Purchase price of $5.60/share represents more than an 80% premium to the share price before announcement of the transaction on July 30, 2014 – Represents increase of 23% from initial announced price of $4.55/share • High level of certainty in path towards completion – – Due diligence completed and merger agreement signed BGC tender offer has been extended three times(1) • Option for immediate liquidity at closing with cash election ($116.8 million or 26% of total consideration to non-JPI shareholders) and provides opportunity for all shareholders to participate Competing Offer • • BGC Partners has a tender offer outstanding at $5.45 per share in cash with several conditions to be met BGC disclosed its intention to revise its current tender offer to reflect an offer price of $5.60 per share pursuant to the terms of an offer letter and tender offer agreement, each executed by BGC and delivered to GFI (the “BGC $5.60 Offer”) (1) At tender levels as of November 19, December 9 and January 7 of approximately 31.7%, 23.1% and 30.5%, respectively, including existing ownership of approximately 13.4%. 5

Summary Transaction Terms • GFI Group disinterested stockholders to receive $5.60 per GFI Group share in mix of CME Group stock and cash –Provides cash option for up to $1.44 per share for non-JPI owned shares of GFI Group, which represents approximately 26% of such shares Private consortium of GFI Group management to provide cash payment of $282 million for GFI's IDB Business –Assumption at Closing of Approximately $77 million in Unvested Deferred Compensation Liability to Employees related to existing RSUs –Consortium participants will only receive $5.25 per GFI Group share in CME Group stock, foregoing the $0.35 per share increase to all other GFI Group shareholders announced on January 15, 2015 CME Group will retain the Trayport and Fenics businesses and assume approximately $240 million of GFI Group debt A Support Agreement was put in place requiring approximately 38% of total issued and outstanding shares to vote in favor of the CME merger Shareholder vote scheduled for January 27, 2015 • • • • GFI Group's Board of Directors, acting upon the unanimous recommendation of a Special Committee of the Board comprised solely of independent and disinterested directors, continues to recommend that GFI Group's stockholders vote to approve the merger agreement with CME 6

Reasons for Special Committee Recommendation Selected Reasons for Special Committee Recommendation of the CME Merger The presentation by Greenhill to the Committee on January 15, 2015, and related written opinion, that as of such date the merger consideration to be received by the holders of shares of GFI Common Stock (other than the JPI holders) was fair, from a financial point of view, to such holders The Committee was successful in increasing the Merger Consideration initially proposed by CME CME's obligation to complete the GFI Merger is not conditioned upon receipt of financing and a financing commitment has been provided by the IDB Buyer in connection with the IDB Transaction The requirement that the GFI Merger Agreement must be approved by the affirmative vote of (i) at least 66 2/3% of the shares of GFI Common Stock cast at the Special Meeting, provided that such affirmative vote represents at least a majority of the outstanding shares of GFI Common Stock, and (ii) the holders of a majority of the outstanding shares of GFI Common Stock that are held by GFI Disinterested Stockholders The likelihood, considering the terms of the CME Merger Agreement, CME's financial resources and incentives to complete the GFI Merger, that the GFI Merger would be completed reasonably promptly, and the certainty of value and time value of the Merger Consideration to be provided to GFI Disinterested Stockholders Conditions to the BGC Tender Offer • • • • • • • "Minimum Tender Condition"— At least 45% of GFI’s outstanding shares (including shares owned by BGC) must be tendered "Board Condition"— BGC must be satisfied, in its reasonable judgment, that nominees of BGC will constitute at least two-thirds of the members of the Board of Directors of GFI immediately after consummation of the tender offer "Impairment Condition"— BGC having been provided information such that it is satisfied, in its reasonable judgment, that GFI did not, on or after the date of the CME transaction, enter into, modify or terminate any rights with respect to any agreement outside of the ordinary course of business consistent with past practice having the effect of impairing, in the reasonable judgment of BGC, BGC's ability to acquire the Shares or GFI or otherwise diminishing the expected value to BGC of the acquisition of GFI(1) • The BGC tender offer has been extended on three occasions The tender offer agreement provided by BGC in connection with the BGC $5.60 Offer proposes to eliminate the Impairment Condition and to instead require a condition as to the accuracy of the representation with respect to entering into contracts outside the ordinary course of business since July 30, 2014. (1) 7

Comparison of Potential Transactions (1) The tender offer agreement provided by BGC in connection with the BGC $5.60 Offer proposes to eliminate the Impairment Condition and to instead require a condition as to the accuracy of the representation with respect to entering into contracts outside the ordinary course of business since July 30, 2014. 8 Diligence • Completed • NDA not signed Timing • Shareholder vote scheduled for January 27, 2015 • Tender expiration on January 27, 2015 Contingencies • Shareholder approval • Material adverse effect • Minimum of 45% ownership through tender • 2/3 of GFI board representation • Impairment condition (discretionary)(1) • Material adverse effect Current status • Signed merger agreement • Tender offer outstanding • Extended expiration three times Pro forma structure • 100% sale of company (all shareholders) • BGC ownership between 45% and 62% Tax treatment • Majority tax deferred • Taxable cash offer

Comparison of Potential Transaction Values on a Tax-Adjusted Basis • • GFI stockholders can benefit from the tax-deferred characteristics of the CME offer CME’s proposed transaction gives investors a free option to defer taxable gains – Mutual funds that own GFI stock are generally concerned about triggering tax liabilities for their investors $3.11 $4.35 $5.60 $6.00 $5.80 $5.60 $5.40 $5.20 $5.00 $4.80 $4.60 $4.40 $4.20 $4.00 Tax advantage at all tax basis below offer price $2.00 $2.50 $3.00 $3.50 $4.00 $4.50 $5.00 $5.50 $6.00 GFI Shareholder Tax Basis BGC CME (100% Stock) CME (26% Cash) • Assuming a tax basis of $3.11 (the unaffected GFI share price prior to announcement) – CME offer represents a 11.8% premium to BGC’s cash offer on a tax-adjusted basis Note: Analysis assumes long term capital gains tax rate of 23.8%. 9 Tax-adjusted Offer Value Unaffected GFI Share PriceGFI Pre-announcement 5-Yr Avg.CME/BGC Offer Price $3.66/$3.68 GFI Pre-announcement 3-Yr/1-Yr Avg.

Board Independence and Corporate Governance • Special Committee formed in January 2014 –Originally consisted of three independent directors (one recently resigned due to health issues) –Engaged White & Case as legal counsel and Greenhill as financial advisors • Special Committee was authorized to investigate and evaluate the proposal submitted by CME as well as pursue potential strategic alternatives • CME Merger Agreement permits the GFI Board to respond to unsolicited proposals and change its recommendation consistent with its fiduciary duties • GFI Board would not approve a proposal from CME without a prior favorable recommendation of the Special Committee –Interested executive directors abstained from voting throughout the process • GFI charter requires the approval of 66 2/3% of the votes cast to approve any merger; CME merger agreement additionally provides for approval by a “majority of the minority shares” outside of JPI/interested shares 10

Summary of Transaction Process

GFI

Pre Announcement

2013 – 2014

- **2/12/13**: Jefferies presented potential strategic alternatives to GFI management
- **4/13 – 7/13**: Jefferies discussed details of potential transaction structure with GFI management
- **4/18/13, 7/17/13 & 9/19/13**: GFI management discussed with the GFI Board potential strategic alternatives that GFI could consider
- **Fall 2013**: Jefferies initiated preliminary discussions with 5 strategic acquirors, with CME as the sole interested party
- **10/13 – 7/14**: Discussions between CME, GFI management and GFI legal and financial advisory representatives regarding potential transaction focused on the Trayport and FENICS businesses
- **1/15/14**: GFI Board met to form a Special Committee to consider potential strategic transactions
- **7/30/14**: GFI and CME signed agreement whereby CME will acquire GFI for $4.55 per share for stock and the assumption of GFI's existing debt

Post Announcement

2014 – 2015

- **7/30/14**: GFI and CME signed agreement whereby CME will acquire GFI for $4.55 per share for stock and the assumption of GFI's existing debt
- **9/9/14**: BGC announced intent to commence all cash tender offer to acquire GFI shares for $5.25 per share in a competing bid with CME
- **9/11/14**: GFI Board determined that the BGC proposal could reasonably be expected to lead to a "Superior Proposal", but continued to support the CME Transaction
- **10/22/14**: BGC commenced its unsolicited tender offer for GFI at $5.25 per share in cash
- **11/4/14**: GFI Board determined to reject the unsolicited tender offer from BGC and continue to support CME Transaction
- **12/2/14**: CME and GFI announced increase in offer price to $5.25 per share in cash and stock
- **12/11/14**: BGC announced increase in offer price to $5.45 per share in a competing bid with CME
- **12/23/14**: GFI Board determined that the revised BGC proposal could reasonably be expected to lead to a "Superior Proposal", but continues to recommend that GFI stockholders vote in favor of the CME Transaction
- **1/13/15**: BGC publicized the BGC $5.60 Offer
- **1/15/15**: CME and GFI announced increase in offer price to $5.60 per share in cash and stock

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Fixed Income Financials Equity Commodity Trading Systems Data & Analytics Overview of CME Group

Important Investment Highlights Strong Competitive Position and Improving Macro Backdrop • Record ADV of 13.7M in 2014, up 9% from 2013, with annual records in interest rates and treasuries 4Q14 ADV up 14 percent or above across diverse set of product lines(1) and growth across all product lines in Dec Reached record open interest in 4Q14 – 109M contracts, and open interest is up 12% for the year • • • Investments in globalization paying off with increasing growth outside U.S. Strong Financial Picture • • Within S&P 500, consistently in top 10 highest in operating margin over last 10 years Intensified focus on expenses • Industry-leading capital return –Within S&P 500, this year highest dividend yield for financial services companies –Returned over $4 billion to shareholders (in dividends) since the implementation of the new dividend policy(2) 4Q 2014 versus 4Q 2013. This amount includes two dividends that have been declared, with one not yet paid. (1) (2) 13 ADV 4Q14 vs. Dec14 vs. 4Q13 Dec13 Interest Rates Equities FX Energy Ag Commodities Metals 41% 32% 26% 24% 36% 26% 14% 11% 18% 20% 14% 6% Total 31% 25%

Long-Term Growth in a Variety of Environments (round turns, in millions) Pro Forma Average Daily Volume(1) Record 2014 16 14 12 10 8 6 4 2 0 Note: 2014TD is through December 31, 2014. (1) Volumes are all pro forma as if CME owned NYMEX and CBOT over the illustrated period. 14 ADV of 13.7M Period of zero interest rate policy CAGR 1972 – 2014TD 14%

Most Attractive, Valuable and Diverse Franchise in the Exchange Sector Balanced portfolio of diverse, benchmark products Interest Rates 29% Energy 17% World-class clearing, risk management expertise Agricultural Commodities(1) 12% Equities 15% Metals 4% Market Data & Info Svcs 12% Foreign Exchange 5% Q3 2014 Revenue Mix Other 6% Industry-leading trading platform, flexible architecture (1) Agricultural commodities includes all agricultural commodities (grains, dairy, livestock, forest, NYMEX softs, indexes), weather and real estate. 15

Globally Relevant Products Focused Strategy Execution, But in Early Stages of the Game 45% 3Q 2014 Electronic Volume 40% 35% 30% 26% 25% 20% 15% 10% 5% 0% Metals FX Interest rates Equities Agricultural Energy • Percentage of electronic volume outside of United States reached 24 percent in 3Q14 16 Volume Traded Outside of North America (as % of Total) 39% Greater Latin America 31%APAC EMEA 19% 17%16%

Committed to Returning Cash to Shareholders $ (millions) $1,600 • Unique annual variable structure $1,400 • Creates opportunity to sweep excess cash to shareholders annually $1,200 annual, $1,000 • CME Group to keep $700M minimum cash $800 • Have returned over $4 billion to shareholders in the form of dividends since the implementation of the new dividend policy(1) $600 $400 $200 $0 2009 2010 2011 2012 2013 2014 2015 Note: Annual, variable dividend reflecting excess cash from 2011 was paid in 1Q 2012, and annual, variable dividend reflecting excess cash from 2012 (which is illustrated in 2013 on this chart), was paid early in 4Q 2012. (1) This amount includes two dividends that have been declared, but one not yet paid. 17 Regular Quarterly Dividend 2014 Annual Variable Dividend (paid either end of year it reflects or first quarter of following year) variable dividend declared

CME Shares Provide Stability and Growth for Investors CME shares have experienced strong performance relative to the overall market 3 Year Total Return 100% 80% 60% 40% 20% 0% -20% 1/9/2012 8/15/2012 3/22/2013 10/27/2013 6/3/2014 1/9/2015 CME SP500 Source: Factset. Market data as of January 9, 2015. 18 CME Key Statistics Market Capitalization:$29.5 bn 9/30/14 LTM Revenue:$3.0 bn 9/30/14 LTM Net Income:$1.0 bn Credit Ratings (Moody's / S&P):AA-/ Aa3